Exhibit 99.1

American Strategic Investment Co. (NYSE: NYC) Fourth Quarter and Full Year 2025 Earnings Call

Executives

Nicholas Schorsch, Jr. - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Co.'s Fourth Quarter and Year-End 2025 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you, operator. Good morning, everyone and thank you for joining us for ASIC's Fourth Quarter and Year-End Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Nicholas Schorsch Jr., American Strategic Investment Company's Chief Executive Officer, and Mike LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of our Fourth Quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings, including the Form 10-K filed for the year ended December 31, 2025 to be filed on April 15, 2026, for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, ASIC disclaims any intent or obligation to update or revise these forward-looking statements except as required to do so by law. Please note that all fourth quarter 2025 financial information is unaudited. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Nick Schorsch, Chief Executive Officer. Please go ahead, Nick.

Nicholas Schorsch, Jr.

Thanks, Curtis. Good morning and thank you for joining us. Today we will discuss our results for the fourth quarter and full year 2025.

We remain committed to operating and unlocking value at our current assets, with a focus on tenant retention, property improvements, and cost efficiency while simultaneously pruning our exposure to non-core assets.

For the year, we executed 13 new and replacement leases totaling 117,000 square feet. We continue to focus our leasing efforts on securing tenants in resilient industries, such as well-capitalized financial service companies, medical institutions, and government agencies.

At year end, our $382.6 million, 0.7 million square foot portfolio consisted of five real estate assets throughout New York City, primarily in Manhattan, with office properties located in sub-markets in close proximity to major transportation hubs. The portfolio had occupancy of 80.3% and a weighted average remaining lease term of 6.1 years as of December 31, 2025. Our New York City centric portfolio features a mix of large, investment grade tenants, of whom the top ten tenants are 69% investment grade or implied investment grade rated, based on straight-line rent, with a weighted-average remaining lease term of 6.9 years. Investment-grade tenants in our portfolio include CVS, Marshall's, and government agencies.

Our calendar year 2026 lease expirations are 5% of Annualized Straight-Line Rent and 57% of our leases now extend beyond 2030, up from 56% last quarter. We believe that this term, coupled with a high-quality largely investment-grade tenant base, provides significant portfolio stability.

As discussed on last quarter's call, we completed the disposition of our 1140 Avenue of the Americas office property during the fourth quarter. We also pursued a cooperative consensual foreclosure with the lender and, in connection with that transaction, we removed the related assets and liabilities from our balance sheet and recognized a gain of $46.6 million that is reflected in the statements of operations for the year.

We remain committed to strengthening our existing portfolio of real estate assets as we explore additional income-generating investments. We believe with the completion of past sales and the reinvigorated effort to sell two additional properties we will be better positioned to take advantage of opportunities to invest in the long-term future of our portfolio. It is our intention to build a portfolio that we believe will be accretive to shareholders.

With that, I'll turn it over to Mike LeSanto to go over the fourth quarter and full-year 2025 results. Mike?

Michael LeSanto

Thank you, Nick. Revenue was $43.3 million for the year ended December 31, 2025 compared to $61.6 million in 2024. The year over year change is primarily related to the disposition of properties, notably the dispositions of 9 Times Square in the late fourth quarter of 2024 and 1140 Avenue of the Americas in fourth quarter 2025. Revenue for the fourth quarter 2025 was $6.5 million, compared to $14.9 million in the fourth quarter of 2024. The company's full year GAAP net loss attributable to common stockholders was $21.2 million compared to a net loss of $140.6 million in 2024. Net loss for the quarter was $6.7 million, in line with the $6.7 million we recorded in the fourth quarter in 2024.

Adjusted EBITDA for 2025 was $0.3 million and $1.2 million for the fourth quarter. Cash NOI for the full year was $16.0 million and $1.8 million in the fourth quarter.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

The Company's balance sheet includes 100% fixed-rate debt and prudent net leverage of 47.5%. We ended the fourth quarter with net debt of $249.7 million at a weighted-average effective interest rate of 4.5% and a weighted average remaining debt term of 1.5 years. Importantly, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

With that, I'll turn the call back to Nick for some closing remarks.

Nicholas Schorsch, Jr.

Thanks, Mike.

We continue to focus on enhancing operational flexibility through efforts such as targeted dispositions. We are also assessing strategies for our properties at 123 William Street and 196 Orchard to generate the greatest long term value for our portfolio, including potentially selling the properties. If sold, these sales would generate additional cash that we believe can be deployed into higher-yielding assets, creating future value for the portfolio. Simultaneously, our team is focused on leasing up available space, evaluating options for replacing maturing debt, renewing leases with existing tenants, and maintaining tight controls on expenses.

One final note, please be on the lookout for a notice about our annual meeting of shareholders which will be distributed to you in the coming month.

Thank you for joining us today.

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